--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                WASHINGTON, D.C. 20549
--------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    LONGER SUBJECT TO
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
   RGC International Investors, LDC             Learn2 Corporation (LTWC)                           Director          X  10% Owner
                                                                                               ____                 ____
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ____          title  ____ (specify
                                                Number of Reporting        Month/Year                        below)       below)
   c/o Rose Glen Capital Management, L.P.       Person (Voluntary)                            -----------------  ------------------
   3 Bala Plaza East, Suite 501              Page 1 of 5                   June 2002
   251 St. Asaphs Road
-------------------------------------------- -------------------------- --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   ___Form filed by One Reporting Person
                                                                           (Month/Year)       _X_Form filed by More than One
                                                                                                 Reporting Person
Bala Cynwyd        PA               19004
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A)                                  (I)         ship
                                                Code    V       Amount     or     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                          (D)                 and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         06/03/02    S              80,000     D      $0.1100                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         06/04/02    S              18,000     D      $0.0900                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         06/05/02    S              20,000     D      $0.0900                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         06/06/02    S              10,000     D      $0.0800                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         06/07/02    S               4,800     D      $0.0800                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         06/10/02    S               4,900     D      $0.0800                         D*
------------------------------------------------------------------------------------------------------------------------------------



--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                WASHINGTON, D.C. 20549
--------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    LONGER SUBJECT TO
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
   RGC International Investors, LDC             Learn2 Corporation (LTWC)                           Director          X  10% Owner
                                                                                               ____                 ____
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ____          title  ____ (specify
                                                Number of Reporting        Month/Year                        below)       below)
   c/o Rose Glen Capital Management, L.P.       Person (Voluntary)                            -----------------  ------------------
   3 Bala Plaza East, Suite 501              Page 2 of 5                   June 2002
   251 St. Asaphs Road
-------------------------------------------- -------------------------- --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   ___Form filed by One Reporting Person
                                                                           (Month/Year)       _X_Form filed by More than One
                                                                                                 Reporting Person
Bala Cynwyd        PA               19004
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A)                                  (I)         ship
                                                Code    V       Amount     or     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                          (D)                 and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         06/11/02    S              10,000     D      $0.0700                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         06/12/02    S              12,000     D      $0.0800                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         06/13/02    S               8,200     D      $0.0700                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         06/14/02    S               5,000     D      $0.0800                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         06/17/02    S              35,500     D      $0.0900                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         06/18/02    S              24,500     D      $0.0900                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         06/19/02    S               2,600     D      $0.0800                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         06/20/02    S              69,800     D      $0.0900                         D*
------------------------------------------------------------------------------------------------------------------------------------



--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                WASHINGTON, D.C. 20549
--------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    LONGER SUBJECT TO
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
   RGC International Investors, LDC             Learn2 Corporation (LTWC)                           Director          X  10% Owner
                                                                                               ____                 ____
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ____          title  ____ (specify
                                                Number of Reporting        Month/Year                        below)       below)
   c/o Rose Glen Capital Management, L.P.       Person (Voluntary)                            -----------------  ------------------
   3 Bala Plaza East, Suite 501              Page 3 of 5                   June 2002
   251 St. Asaphs Road
-------------------------------------------- -------------------------- --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   ___Form filed by One Reporting Person
                                                                           (Month/Year)       _X_Form filed by More than One
                                                                                                 Reporting Person
Bala Cynwyd        PA               19004
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A)                                  (I)         ship
                                                Code    V       Amount     or     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                          (D)                 and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         06/21/02    S               8,000     D      $0.0800                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         06/24/02    S              13,300     D      $0.0800                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         06/25/02    S              11,700     D      $0.0800                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         06/26/02    S              15,000     D      $0.0700                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         06/27/02    S               3,000     D      $0.0700                         D*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         06/28/02    S               7,100     D      $0.0700    11,919,523           D*
------------------------------------------------------------------------------------------------------------------------------------



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
------------------------------------------------------------------------------------------------------------------------
NONE
------------------------------------------------------------------------------------------------------------------------

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

------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
Explanation of Responses:

    The Common Stock is owned directly by RGC International Investors, LDC ("RGC"), a private investment fund. Rose Glen Capital
Management, L.P. ("Rose Glen") is the investment manager of RGC. RGC General Partner Corp. ("Partner") is the general partner of
Rose Glen. Rose Glen and Partner disclaim beneficial ownership of the Common Stock, except to the extent of their pecuniary interest.



                                                                     /s/ Steven B. Katznelson           July 9, 2002
Intentional misstatements or omissions of                      -----------------------------------     -------------
facts constitute Federal Criminal Violations.                    **Signature of Reporting Person            Date
                                                                 RGC International Investors, LDC
                                                                  By: Rose Glen Capital Management, L.P.
                                                                   By: RGC General Partner Corp.
                                                                    By: Steven B. Katznelson, Managing Director
Note:  File three copies of this Form, one of which must be
manually signed. If space is insufficient, see
Instruction 6 for procedure.
       Potential persons who are to respond to the collection
of information contained in this form are not required to
respond unless the form displays a currently valid OMB Number.



FORM 4 (CONTINUED)


    Additional Filing Persons:                                 Nature of Ownership:

    Rose Glen Capital Management, L.P.                                 Indirect*
    3 Bala Plaza East, Suite 501
    251 St. Asaphs Road
    Bala Cynwyd, Pa 19004


    RGC General Partner Corp.                                          Indirect*
    3 Bala Plaza East, Suite 501
    251 St. Asaphs Road
    Bala Cynwyd, Pa 19004


    Designated Filer:                                          RGC International Investors, LDC
    Issuer and Trading Symbol:                                 Learn2 Corporation; LTWC



    Signatures

    /s/ Steven B. Katznelson                                   /s/ Steven B. Katznelson
    ----------------------------------                         ----------------------------------------
    Rose Glen Capital Management, L.P.                         RGC General Partner Corp.
     By: RGC General Partner Corp.                             By:   Steven B. Katznelson
           By:   Steven B. Katznelson                                Managing Director
                 Managing Director







                                                           5
